Exhibit 24.1

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints each of  Tammy P. Frazier, Raj Mehra and Jeffrey H. Culver, as attorneys and agents, each acting alone, with full powers of substitution, for and in the name, place and stead, in any and all capacities, of the undersigned, to sign, execute and file the Annual Report on Form 10-K of Middleburg Financial Corporation (the “Company”) for the year ended December 31, 2013, and any amendments thereto, together with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission and all other appropriate regulatory authorities, granting unto said attorney and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he himself might or could do in person, hereby ratifying and affirming all that said attorneys and agents, or each of them, may lawfully do or cause to be done by virtue hereof.

WITNESS the signatures and seals of the undersigned this 26th day of February, 2014.

/s/ Joseph L. Boling	/s/ John C. Lee, IV
Name: Joseph L. Boling	Name: John C. Lee, IV

/s/ Howard M. Armfield	/s/ Keith W. Meurlin
Name: Howard M. Armfield	Name: Keith W. Meurlin

/s/ Henry F. Atherton, III	/s/ Janet A. Neuharth
Name: Henry F. Atherton, III	Name: Janet A. Neuharth

/s/ Childs F. Burden	/s/ John M. Rust
Name: Childs F. Burden	Name: John M. Rust

/s/ Alexander G. Green, III	/s/ Gary R. Shook
Name: Alexander G. Green, III	Name: Gary R. Shook

/s/ Gary D. LeClair	/s/ Mary Leigh McDaniel
Name: Gary D. LeClair	Name: Mary Leigh McDaniel